EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information and accompanying notes reflect the pro forma effects of:

(1)

Red Sky Acquisition. On February 12, 2024, Evolution Petroleum Corporation (the “Company” or “EPM”) completed the acquisitions of certain non-operated oil and natural gas assets in the SCOOP and STACK plays in central Oklahoma (the “Red Sky Properties”) from Red Sky Resources III, LLC and Red Sky Resources IV, LLC (the “Red Sky Sellers”), for a purchase price of approximately $36.5 million, and before customary purchase price adjustments (the “Red Sky Acquisition”). The Red Sky Acquisition had an effective date of November 1, 2023.

(2)

Coriolis Acquisition. On February 12, 2024, the Company completed a separate acquisition of certain non-operated oil and natural gas assets in the SCOOP and STACK plays in central Oklahoma (the “Coriolis Properties”) from Coriolis Energy Partners I, LLC (“Coriolis”), for a purchase price of approximately $7.4 million, and before customary purchase price adjustments (the “Coriolis Acquisition”). The Coriolis Acquisition had an effective date of November 1, 2023.

(3)	Financing. The Red Sky Acquisition and the Coriolis Acquisition were funded with cash on hand and a draw of approximately $42.5 million on the Company’s existing bank facility.

(1) Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet at December 31, 2023 presented below includes the Company’s historical condensed consolidated balance sheet at December 31, 2023, and was prepared as if the Red Sky Acquisition, the Coriolis Acquisition and the related financings had occurred on December 31, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended December 31, 2023 and the twelve months ended June 30, 2023 presented below have been prepared based on the Company’s historical consolidated statements of operations for such periods, and were prepared as if the Red Sky Acquisition, the Coriolis Acquisition and related financings had occurred on July 1, 2022.  The historical financial information is derived from the historical consolidated financial statements of the Company, and the historical combined statement of revenues and direct operating expenses for the Red Sky Properties (which are based on information provided by the Red Sky Sellers), and the historical statement of revenues and direct operating expenses for the Coriolis Properties (which are based on information provided by Coriolis).

Final working capital and other post-closing adjustments have not been reflected in these unaudited pro forma condensed combined financial statements. Further, the initial accounting for the Red Sky Acquisitions and the Coriolis Acquisition is not complete and adjustments to estimated amounts, or recognition of additional assets acquired, or liabilities assumed, may occur as more detailed reviews and valuations are completed and additional information is obtained about the facts and circumstances that existed as of the acquisition date. Additionally, the unaudited pro forma condensed combined financial statements do not reflect costs of integration activities or benefits that may result from other efficiencies.

The pro forma data is based on assumptions and include adjustments as explained in the notes herein. The historical financial statements may be adjusted in the unaudited pro forma financial statements to give pro forma effect to provide for certain transaction accounting adjustments reflecting only the application of required accounting for the transactions (“Transaction Accounting Adjustments”). The Company has not included any Management Adjustments as defined under Release No. 33- 10786. The unaudited pro forma condensed combined financial information should be read together with (i) the Company’s Annual Report on Form 10-K for the year ended June 30, 2023; (ii) the Company’s Quarterly Report on Form 10-Q for period ended December 31, 2023; (iii) the audited Combined Statement of Revenues and Direct Operating Expenses (modified to include depreciation, depletion and amortization) for the Red Sky Properties, filed as Exhibit 99.1 to this Current Report on Form 8-K/A, of which this Exhibit 99.2 is a part.

Note that because depletion is recalculated under full cost rules to give cumulative effect to all acquisitions of oil and natural gas properties, the pro forma financial information presented herein may not be directly comparable to pro forma financial information giving effect only to earlier transactions.

The pro forma financial information does not purport to represent what the Company's actual consolidated results of operations or financial position would have been had the events and transactions occurred on the dates assumed, nor is it necessarily indicative of the Company's future financial condition or consolidated results of operations. The unaudited pro forma financial statements also should not be considered representative of our future results of operations.

EVOLUTION PETROLEUM CORPORATION

Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands, except share and per share amounts)

	As of December 31, 2023
	EPM Historical	Red Sky Acquisition (a)	Coriolis Acquisition (b)	EPM Pro Forma

Assets
Current assets
Cash and cash equivalents	$8,460	$(1,145)	$(234)	$7,081
Receivables from crude oil, natural gas, and natural gas liquids revenues	10,119	—	—	10,119
Prepaid expenses and other current assets	2,569	—	—	2,569
Total current assets	21,148	(1,145)	(234)	19,769
Property and equipment, net of depletion, depreciation, and impairment
Oil and natural gas properties - full cost method of accounting:
Oil and natural gas properties, subject to amortization, net	100,111	36,529	7,440	144,080
Oil and natural gas properties, not subject to amortization	3,370	—	—	3,370
Total property and equipment, net	103,481	36,529	7,440	147,450

Other assets	1,337	—	—	1,337
Total assets	$125,966	$35,384	$7,206	$168,556
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$8,233	$—	$—	$8,233
Accrued liabilities and other	6,294	—	—	6,294
State and federal taxes payable	—	—	—	—
Total current liabilities	14,527	—	—	14,527
Long term liabilities
Senior secured credit facility	—	35,307	7,193	42,500
Deferred income taxes	6,161	—	—	6,161
Asset retirement obligations	17,738	77	13	17,828
Operating lease liability	101	—	—	101
Total liabilities	38,527	35,384	7,206	81,117
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized; 33,506,794 shares issued and outstanding as of December 31, 2023	34	—	—	34
Additional paid-in capital	40,920	—	—	40,920
Retained earnings	46,485	—	—	46,485
Total stockholders' equity	87,439	—	—	87,439
Total liabilities and stockholders' equity	$125,966	$35,384	$7,206	$168,556

See accompanying notes to unaudited pro forma condensed combined financial information.

EVOLUTION PETROLEUM CORPORATION

Unaudited Pro Forma Condensed Combined Statements of Operations

(in thousands, except per share amounts)

	For the Six Months Ended December 31, 2023
		Red Sky		Coriolis		Transaction
		Acquisition		Acquisition		Accounting		EPM
	EPM Historical	Historical		Historical		Adjustments		Pro Forma
Revenues
Crude oil	$24,375	$6,868	(a)	$1,853	(b)	$—		$33,096
Natural gas	12,083	2,035	(a)	318	(b)	—		14,436
Natural gas liquids	5,167	783	(a)	259	(b)	—		6,209
Total revenues	41,625	9,686		2,430		—		53,741
Operating costs
Lease operating costs	24,241	2,253	(a)	566	(b)	—		27,060
Depletion, depreciation, and accretion	8,860	—		—		2,723	(c)	11,583
General and administrative expenses	5,105	—		—		—		5,105
Total operating costs	38,206	2,253		566		2,723		43,748
Income (loss) from operations	3,419	7,433		1,864		(2,723)		9,993
Other income (expense)
Net gain (loss) on derivative contracts	—	—		—		—		—
Interest and other income	220	—		—		—		220
Interest expense	(66)	—		—		(1,709)	(d)	(1,775)
Income (loss) before income taxes	3,573	7,433		1,864		(4,432)		8,438
Income tax (expense) benefit	(1,017)	—		—		(1,385)	(e)	(2,402)
Net income (loss)	$2,556	$7,433		$1,864		$(5,817)		$6,036
Net income (loss) per common share:
Basic	$0.08							$0.18
Diluted	$0.08							$0.18
Weighted average number of common shares outstanding:
Basic	32,676							32,676
Diluted	32,940							32,940

See accompanying notes to unaudited pro forma condensed combined financial information.

EVOLUTION PETROLEUM CORPORATION

Unaudited Pro Forma Condensed Combined Statements of Operations

(in thousands, except per share amounts)

	For the Twelve Months Ended June 30, 2023
		Red Sky		Coriolis		Transaction
		Acquisition		Acquisition		Accounting		EPM
	EPM Historical	Historical		Historical		Adjustments		Pro Forma
Revenues
Crude oil	$51,044	$15,924	(a)	$3,597	(b)	$—		$70,565
Natural gas	63,800	7,584	(a)	1,336	(b)	—		72,720
Natural gas liquids	13,670	2,268	(a)	494	(b)	—		16,432
Total revenues	128,514	25,776		5,427		—		159,717
Operating costs
Lease operating costs	59,545	5,135	(a)	1,142	(b)	—		65,822
Depletion, depreciation, and accretion	14,273	—		—		5,308	(c)	19,581
General and administrative expenses	9,583	—		—		—		9,583
Total operating costs	83,401	5,135		1,142		5,308		94,986
Income (loss) from operations	45,113	20,641		4,285		(5,308)		64,731
Other income (expense)
Net gain (loss) on derivative contracts	513	—		—		—		513
Interest and other income	121	—		—		—		121
Interest expense	(458)	—		—		(2,760)	(d)	(3,218)
Income (loss) before income taxes	45,289	20,641		4,285		(8,068)		62,147
Income tax (expense) benefit	(10,072)	-		-		(3,749)	(e)	(13,821)
Net income (loss)	$35,217	$20,641		$4,285		$(11,817)		$48,326
Net income (loss) per common share:
Basic	$1.05							$1.44
Diluted	$1.04							$1.43
Weighted average number of common shares outstanding:
Basic	32,985							32,985
Diluted	33,190							33,190

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(1) Basis of Pro Forma Presentation

The historical financial information is derived from the historical consolidated financial statements of the Company, and the historical combined statements of revenues and direct operating expenses for the Red Sky Properties (which are based on information provided by the Red Sky Sellers), and the Coriolis Properties (which are based on information provided by Coriolis). The unaudited pro forma condensed combined balance sheet at December 31, 2023 was prepared based on the Company’s historical consolidated balance sheet at December 31, 2023, and was prepared as if the Red Sky Acquisition, the Coriolis Acquisition and related financings had occurred on December 31, 2023. The unaudited pro forma condensed combined statements of operations were prepared assuming the Red Sky Acquisition, the Coriolis Acquisition and related financing transactions occurred on July 1, 2022.

The unaudited pro forma condensed combined financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by the Company’s management; therefore, actual results could differ materially from the pro forma information. However, management believes the assumptions provide a reasonable basis for presenting the significant effects of the Red Sky Acquisition, the Coriolis Acquisition and related financing transactions. Note that because depletion and the full cost ceiling test impairment is recalculated under full cost rules to give cumulative effect to all acquisitions of evaluated oil and natural gas properties, the pro forma financial information presented herein may not be directly comparable to pro forma financial information giving effect only to earlier transactions. These unaudited pro forma condensed combined financial statements are provided for illustrative and informational purposes only and are not intended to represent or be indicative of what the Company’s results of operations would have been had the Red Sky Acquisition and the  Coriolis Acquisition occurred as of or on the dates indicated. The unaudited pro forma financial statements also should not be considered representative of our future results of operations.

(2) Pro Forma Adjustments

Balance Sheet. The unaudited pro forma condensed combined balance sheet at December 31, 2023 reflects the following adjustments:

(a)

Adjustments reflect the consideration paid and assumed asset retirement obligations. The Red Sky Acquisitions was funded with cash on hand and a draw of approximately $35.3 million on the Company’s existing bank facility.

(b)

Adjustments reflect the consideration paid and assumed asset retirement obligations. The Coriolis Acquisition was funded with cash on hand and a draw of approximately $7.2 million on the Company’s existing bank facility.

The Red Sky Acquisition and Coriolis Acquisition qualifies as an asset acquisition, and in accordance with the Financial Accounting Standards Board’s (“FASB”) authoritative guidance on asset acquisitions, the Company allocated the cost of the acquisition to the assets acquired and liabilities assumed based on a relative fair value basis of the assets acquired and liabilities assumed, with no recognition of goodwill or bargain purchase gain recorded. Incremental legal and professional fees related directly to the Red Sky Acquisition and Coriolis Acquisition were capitalized as part of the acquisition costs. The fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Fair value measurements also utilize market assumptions of market participants.

The Company used a discounted cash flow model to calculate the relative fair value of oil and natural gas properties and asset retirement obligations (“ARO”). The fair value measurements of assets acquired and liabilities assumed are based on inputs that are not observable in the market and therefore represent Level 3 inputs. Significant inputs to the valuation of oil and natural gas properties include estimates of i) quantities of oil and natural gas reserves, ii) future commodity prices, iii) future operating and development costs, iv) projections of future timing and rates of production, v) expected recovery rates and vi) a market-based weighted average cost of capital rate. These inputs require significant judgments and estimates.

Estimating the future ARO requires management to make estimates and judgments regarding timing and existence of a liability, as well as what constitutes adequate restoration. Inherent in the fair value calculation are numerous assumptions and judgments including the ultimate costs, inflation factors, credit adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental, and political environments.

The Company estimates the fair value of the Red Sky Acquisition to be approximately $36.5 million, which the Company considers to be representative of the price paid by a typical market participant. The acquisition costs were approximately $0.1 million and were capitalized to oil and natural gas properties as part of the acquisition cost. The Company estimates the fair value of the Coriolis Acquisition to be approximately $7.4 million, which the Company considers to be representative of the price paid by a typical market participant. The acquisition costs were less than $0.1 million and were capitalized to oil and natural gas properties as part of the acquisition cost. The acquisitions are not considered taxable transactions; therefore, no deferred tax amounts were recognized at the acquisition dates as the tax basis of the assets acquired and liabilities assumed were the same as book basis.

The following table summarizes the consideration paid for the Red Sky Acquisition and the Coriolis Acquisition and the relative fair value of the assets acquired and liabilities assumed as of February 12, 2024 (in thousands). The cost allocation is preliminary and subject to adjustments, as the final closing will be complete during the fourth fiscal quarter of 2024.

Cost allocation:
Cash consideration given to the Red Sky Sellers	$36,452
Cash consideration given to Coriolis	7,427
Cash paid for legal and professional fees	154
$44,033
Relative fair value of assets acquired and liabilities assumed:
Proved developed properties	$44,123
Asset retirement obligations	(90)
$44,033

Statements of Operations. The unaudited pro forma condensed combined statements of operations for the six months ended December 31, 2023 reflect the following adjustments:

a)	Historical revenues and direct operating expenses of the oil and natural gas properties of Red Sky Resources III LLC and Red Sky Resources IV, LLC for the six months ended December 31, 2023.

b)	Historical revenues and direct operating expenses of the oil and natural gas properties of Coriolis Energy Partners I, LLC for the six months ended December 31, 2023.

c)	Depreciation, depletion and amortization (“DD&A”) expense related to the Red Sky Properties and Coriolis Properties. DD&A was calculated using the unit-of-production method under the full cost method of accounting, and adjusts DD&A for (1) the increase in DD&A reflecting the relative fair values and production volumes attributable to the Red Sky properties and Coriolis Properties and (2) the revision to the Company’s DD&A rate reflecting the reserve volumes acquired in the acquisitions. The pro forma average DD&A rate is $7.92 per BOE for the six months ended December 31, 2023.

d)	Interest expense associated with the borrowings under the Company’s Senior secured credit facility related to the Red Sky Acquisition and Coriolis Acquisition was recorded for the twelve months ended June 30, 2023 using average monthly Secured Overnight Financing Rates (“SOFR”) plus 2.80%.

e)	Income tax expense for the six months ended December 31, 2023 was recorded at 28.5% of pre-tax net income, respectively. The effective tax rate applied to the pro forma adjustments for the six months ended December 31, 2023 was consistent with the statutory tax rate applicable to the U.S. and the blended state rate for the states in which the Company conducts business.

Statements of Operations. The unaudited pro forma condensed combined statements of operations for the twelve months ended June 30, 2023 reflect the following adjustments:

a)	Historical revenues and direct operating expenses of the oil and natural gas properties of Red Sky Resources III LLC and Red Sky Resources IV, LLC for the twelve months ended June 30, 2023.

b)	Historical revenues and direct operating expenses of the oil and natural gas properties of Coriolis Energy Partners I, LLC for the twelve months ended June 30, 2023.

c)	Depreciation, depletion and amortization expense related to the Red Sky Properties and Coriolis Properties. DD&A was calculated using the unit-of-production method under the full cost method of accounting, and adjusts DD&A for (1) the increase in DD&A reflecting the relative fair values and production volumes attributable to the Red Sky properties and Coriolis Properties and (2) the revision to the Company’s DD&A rate reflecting the reserve volumes acquired in the acquisitions. The pro forma average DD&A rate is $6.09 per BOE for the twelve months ended June 30, 2023.

d)	Interest expense associated with the borrowings under the Company’s Senior secured credit facility related to the Red Sky Acquisition and Coriolis Acquisition was recorded for the six months ended December 31, 2023 using average monthly SOFR rates plus 2.80%.

e)	Income tax expense for the twelve months ended June 30, 2023 was recorded at 22.2% of pre-tax net income, respectively. The effective tax rate applied to the pro forma adjustments for the twelve months ended June 30, 2023 was consistent with the statutory tax rate applicable to the U.S. and the blended state rate for the states in which the Company conducts business.

(3) Supplemental Oil and Gas Reserve Information

Estimated Quantities of Proved Oil and Natural Gas Reserves

The tables below summarize the Company’s historical estimated net proved reserves at June 30, 2023, which were estimated by our independent reservoir engineers, Netherland, Sewell & Associates, Inc. (“NSAI”) and DeGolyer and MacNaughton (“D&M”), both worldwide petroleum consultants. The scope and results of their procedures are summarized in a letter from the firm, which is included as Exhibit 99.2 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2023, as filed with the SEC on September 13, 2023.

In addition, the following tables below also summarize the estimated net proved reserves for the Red Sky Properties and the Coriolis Properties, which were prepared by our internal reserve engineering team, which includes our COO and the pro forma estimated net proved reserves as if these events had occurred on July 1, 2022. Our internal reserve engineering team has a combined experience of over 80 years in Petroleum Engineering. Our COO, the person responsible for overseeing the preparation of our reserves estimates, has a Bachelor of Science Degree in Petroleum Engineering from Texas A&M University, is a registered Professional Engineer in the State of Texas (No. 86704), has over 40 years of oil and natural gas experience including large independents and financial firm services for projects and acquisitions. Such reserve estimates comply with generally accepted petroleum engineering and evaluation principles, definitions, and guidelines as established by the SEC.

The acquired reserve estimates for the Red Sky Properties and Coriolis Properties presented in the table below were prepared as of December 31, 2023, respectively, by the Company’s reserve engineers, in accordance with the authoritative guidance of the FASB and the SEC on oil and natural gas reserve estimation and disclosures. The actual reserve estimates were prepared using SEC pricing, calculated as the unweighted arithmetic average first-day-of-the-month prices for the prior twelve months, which was $83.23/Bbl for oil and $4.78/MMBtu for natural gas for the twelve months ended June 30, 2023. The prices were adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead.

Reserve estimates are inherently imprecise and are generally based upon extrapolation of historical production trends, analogy to similar properties and volumetric calculations. Accordingly, reserve estimates are expected to change, and such changes could be material and occur in the near term as future information becomes available.

	Crude Oil (MBbl)
		Red Sky	Coriolis	EPM Proforma
	EPM Historical	Acquisition	Acquisition	Combined
Proved developed and undeveloped reserves:
June 30, 2022	11,470	1,217	311	12,998
Revisions of previous estimates	(1,038)	(4)	—	(1,042)
Improved recovery, extensions and discoveries	98	—	—	98
Production (sales volumes)	(659)	(197)	(45)	(901)
June 30, 2023	9,871	1,016	266	11,153
Proved developed reserves:
June 30, 2023	7,184	712	203	8,099
Proved undeveloped reserves:
June 30, 2023	2,687	304	63	3,054

	Natural Gas (MMcf)
		Red Sky	Coriolis	EPM Proforma
	EPM Historical	Acquisition	Acquisition	Combined
Proved developed and undeveloped reserves:
June 30, 2022	106,991	12,535	1,955	121,481
Revisions of previous estimates	(5,352)	(56)	(9)	(5,417)
Improved recovery, extensions and discoveries	33	—	—	33
Production (sales volumes)	(9,109)	(1,459)	(241)	(10,809)
June 30, 2023	92,563	11,020	1,705	105,288
Proved developed reserves:
June 30, 2023	90,132	7,590	1,415	99,137
Proved undeveloped reserves:
June 30, 2023	2,431	3,430	290	6,151

	Natural Gas Liquids (MBbl)
		Red Sky	Coriolis	EPM Proforma
	EPM Historical	Acquisition	Acquisition	Combined
Proved developed and undeveloped reserves:
June 30, 2022	6,941	720	165	7,826
Revisions of previous estimates	(668)	65	16	(587)
Improved recovery, extensions and discoveries	20	—	—	20
Production (sales volumes)	(416)	(70)	(18)	(504)
June 30, 2023	5,877	715	163	6,755
Proved developed reserves:
June 30, 2023	5,272	463	123	5,858
Proved undeveloped reserves:
June 30, 2023	605	252	40	897

Changes in commodity prices may significantly impact the Company’s estimates of oil and natural gas reserves. Sustained lower commodity prices can reduce the quantity of the Company’s reserves by causing the economic limit of the proved developed and proved undeveloped wells (the point at which the costs to operate exceed the value of estimated future production, assuming constant prices and costs under SEC rules) to occur earlier in their productive lives than would be the case with higher prices. The undeveloped reserves may also be reduced by the elimination of wells because they would not meet the investment criteria to be economically producible at such prices and costs. The proved undeveloped reserves may also be eliminated by the deferral of drilling of otherwise economic wells beyond the five-year proved reserve development horizon as a result of revisions to the Company’s development plan adopted in response to lower prices or otherwise.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following table presents the Standardized Measure of Discounted Future Net Cash Flows relating to the proved oil and natural gas reserves of the Company and of the properties acquired in the Red Sky Acquisition and Coriolis Acquisition on a pro forma combined basis as of June 30, 2023 (in thousands). The Standardized Measure shown below represents estimates only and should not be construed as the current market value of the Company’s estimated oil and natural gas reserves or those estimated oil and natural gas reserves attributable to the Red Sky Properties and the Coriolis Properties acquired.

	Twelve Months Ended June 30, 2023
	EPM Historical	Red Sky Properties	Coriolis Properties	EPM Proforma Combined
Future cash inflows	$1,521,363	$139,180	$30,640	$1,691,183
Future production costs and severance taxes	(860,054)	(37,392)	(8,335)	(905,781)
Future development costs	(120,648)	(7,908)	(1,605)	(130,161)
Future income tax expenses	(109,189)	(13,080)	(2,952)	(125,221)
Future net cash flows	431,472	80,800	17,748	530,020
10% annual discount for estimated timing of cash flows	(193,295)	(32,956)	(7,458)	(233,709)
Standardized measure of discounted future net cash flows	$238,177	$47,844	$10,290	$296,311

Pro forma income tax expense reflects expense on the combined future net cash flows based on the Company’s estimated effective tax rate, after giving effect to the pro forma transactions. The Company’s effective tax rate differs from the 21% federal statutory rate primarily as a result of the effect of the statutory rates for the states in which the Company conducts business.

 The following table sets forth the changes in Standardized Measure of discounted future net cash flows applicable to estimated net proved oil and natural gas reserves of the Company and of the Red Sky Properties and the Coriolis Properties acquired in their respective acquisitions on a pro forma combined basis as of June 30, 2023 (in thousands):

	Twelve Months Ended June 30, 2023
	EPM Historical	Red Sky Properties	Coriolis Properties	EPM Proforma Combined
Balance, beginning of year	$314,783	$67,463	$14,460	$396,706
Net changes in sales prices and production costs related to future production	(31,923)	(5,328)	(1,036)	(38,287)
Changes in estimated future development costs	(8,286)	3,095	509	(4,682)
Sales of oil, natural gas and NGLs produced, net of production costs	(68,969)	(20,238)	(4,269)	(93,476)
Net change due to extensions, discoveries, and improved recovery	4,695	—	—	4,695
Net change due to revisions in quantity estimates	(34,056)	878	271	(32,907)
Development costs incurred during the period	—	4,983	1,066	6,049
Accretion of discount	40,382	6,746	1,446	48,574
Net change in discounted income taxes	26,006	(8,448)	(1,858)	15,700
Other	(4,455)	(1,307)	(299)	(6,061)
Balance, end of year	$238,177	$47,844	$10,290	$296,311